Exhibit 5.1

September 30, 2019

Board of Directors

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as Senior Associate General Counsel to UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), in connection with the preparation of its registration statement on Form S-8 (the “Registration Statement”) relating to the registration of $100,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) under the Optum Partner Services Executive Savings Plan (as in effect on the date of this opinion, the “Plan”).

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, I am of the opinion that:

(a)    the Deferred Compensation Obligations have been duly authorized by the Company and, when created in accordance with the terms of the Plan, will be binding and valid obligations, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity; and

(b)    to the extent that the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pertain to the provisions of the Plan, such provisions comply with the ERISA requirements.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

The opinions expressed above are limited to applicable provisions of the following, as currently in effect: (i) as to the opinion expressed in paragraph (a), the Delaware General Corporation Law and the Minnesota Business Corporation Act and (ii) as to the opinion expressed in paragraph (b), Title I of ERISA.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Faraz A. Choudhry
Faraz A. Choudhry
Senior Associate General Counsel

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